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                                                                    Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement
(Form S-8) pertaining to the 1997 Equity Incentive Plan and Tularik Matching Plan of our report dated October 25, 1999 with respect to the consolidated financial statements of Tularik Inc. as of December 31, 1997 and 1998 and for each of three years in the period December 31, 1998 and as of September 30, 1999 and for the nine-month period then ended included in its registration statement (Form S-1, No. 333-95605) and related prospectus dated December 13, 1999 filed pursuant to Rule 424(b), filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Palo Alto, California
February 14, 2000